Exhibit 99.1

             Zale Announces Comparable Store Sales Increase of 2.5%


    DALLAS--(BUSINESS WIRE)--May 4, 2006--Zale Corporation (NYSE:ZLC), North America's largest specialty retailer of fine jewelry, today reported that for the third quarter ended April 30, 2006, comparable store sales increased 2.5%. Total revenues for the period were $527 million compared to last year's third quarter revenues of $516 million, an increase of 2.1%. Last year's total revenues include the results of the Bailey Banks & Biddle stores that were closed in the second fiscal quarter, which accounted for $11 million of the Company's revenues. Excluding these store closures, total revenues increased 4.4% over last year's $505 million.
    Year-to-date total revenues increased 1.9% to $1.948 billion, compared to $1.911 billion for the same period last year. Year-to-date total revenues include $24 million this year and $40 million last year from the closed Bailey Banks & Biddle stores. Excluding the store closures, total revenues were $1.924 billion, compared to $1.871 billion for the same period last year, an increase of 2.8%. Comparable store sales, which exclude the store closures, increased 1.1% for the same period.
    "We delivered results in line with our expectations for the quarter," commented Betsy Burton, Interim Chief Executive Officer. "While sales increased slightly above plan, this was offset by a gross margin reduction primarily due to increased promotional and clearance sales at the Zales brand. We will continue to make an effort to move through product that will not be part of our go-forward assortment in a controlled yet effective manner."
    The Company also noted that it was comfortable with its previously issued diluted earnings per share range of $0.20 to $0.22 for the third fiscal quarter, before the adjustments described in the next sentence. This guidance excludes estimated costs of $1.5 million, or $0.02 per diluted share, related to the previously discussed closing of Bailey Banks & Biddle locations and a charge related to severance and other benefit payments in conjunction with executive management changes of $4.3 million, or $0.06 per diluted share. Including these items, the Company expects diluted earnings per share for the third quarter to range from $0.13 to $0.15.
    Zale Corporation will announce its third quarter fiscal 2006 earnings results on May 17, 2006. A conference call will be held at 9:00 a.m. Eastern Time. Parties interested in participating should dial 706-643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as a replay, will be available on the Company's Web site at www.zalecorp.com. For additional information, contact Investor Relations.
    Zale Corporation is North America's largest specialty retailer of fine jewelry operating approximately 2,345 retail locations throughout the United States, Canada and Puerto Rico. Through its ZLC Direct organization, Zale also operates online at www.zales.com and www.baileybanksandbiddle.com. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Bailey Banks & Biddle, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

    This release contains forward-looking statements, including statements regarding the Company's sales and earnings guidance for the third quarter of fiscal year 2006, inventory management and merchandising and marketing strategies. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy performs poorly, discretionary spending on goods that are, or are perceived to be, "luxuries" may not grow and may even decrease; the concentration of a substantial portion of the Company's sales in three, relatively brief selling seasons means that the Company's performance is more susceptible to disruptions; most of the Company's sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company's ability to obtain and produce products at favorable prices; the Company's sales are dependent upon mall traffic; the Company operates in a highly competitive industry; changes in regulatory requirements or in the Company's private label credit card arrangement with Citi may increase the cost of or adversely affect the Company's operations and its ability to provide consumer credit and write credit insurance; acquisitions involve special risks, including the possibility that the Company may not be able to integrate acquisitions into its existing operations. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2005. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.


    CONTACT: Zale Corporation
             David H. Sternblitz
             Vice President and Treasurer
             (972) 580-5047